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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.:

        We consent to the use of our reports dated February 27, 2007 with respect to the consolidated balance sheets of Cimarex Energy Co. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 27, 2007 refers to adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

/s/ KPMG LLP

Denver, Colorado
April 9, 2007

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Consent of Independent Registered Public Accounting Firm